Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO ALUMINUM APPROVED
TO START PRODUCTION

SYRACUSE, NY, February 28, 2007 – Metalico Aluminum Recovery, Inc. has been issued an air permit for its new aluminum smelting plant in the Syracuse area, clearing the final regulatory hurdle for the company’s planned expansion in Central New York.

Metalico Aluminum makes processed aluminum products, principally deoxidizing cones and shot used in the manufacture of steel. Production at the new facility is scheduled to begin this spring. When fully operational, the plant will have a production capacity of up to 6,000,000 pounds per month and is expected to bring seventy jobs to the Syracuse area. The average selling price of deox in 2006 was approximately $1.08 per pound.

The company started producing aluminum deox at a pilot plant in leased space in Lackawanna, New York in 2003. That plant generated approximately 900,000 pounds of product per month. With the purchase of its Thompson Road site in suburban Dewitt, New York in early 2006, Metalico Aluminum announced plans to relocate and expand its operations after extensive renovations.

The new plant, when completed, will house a new 180,000 pound/28,000,000 BTU reverberatory furnace, a 96-inch diameter turnings dryer, a 300-horsepower ring mill turnings crusher, three cone casting lines and a shot line, all supported by state-of-the-art pollution control equipment. Metalico Aluminum makes its products from aluminum turnings, old sheet, beverage containers, siding, clip, and most other grades of scrap aluminum purchased from regional suppliers. The air permit, issued by the New York State Department of Environmental Services, also allows for a second reverberatory furnace, a sweat furnace and a rotary furnace to be added over the next few years, which could take Metalico Aluminum’s overall aluminum capacity to more than 10,000,000 pounds of processed aluminum per month.

The expanded facility will ramp up to monthly production of approximately 6,000,000 pounds by the spring of 2008. Jon Marantz, a veteran executive with more than twenty years of experience in the aluminum processing and refining industry, oversees the facility as Metalico Aluminum’s Director of Operations.

The company also co-located a traditional ferrous and non-ferrous scrap metal recycling yard on the Thompson Road site. Scrap operations have grown ahead of expectations since they began in June of 2006. The growth of Metalico’s scrap operations in Syracuse over time is expected to create another twenty to forty new jobs in Central New York.

Metalico Aluminum is a wholly-owned subsidiary of Metalico, Inc., a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. Metalico operates seven recycling facilities through New York State, including Syracuse, and five lead fabrication plants in four states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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